news release

May 7, 2015

Thompson Creek Metals Company Announces
Appointment of Kevin Drover as New Board Member

Denver, CO – Thompson Creek Metals Company Inc. (NYSE: TC) (TSX: TCM) (the “Company” or “Thompson Creek”), a North American mining company, announced today the appointment of Kevin Drover to its Board of Directors, effective May 7, 2015.

Mr. Drover has over 40 years of experience in management, operations, and project development with mining companies developing and producing mining operations located in Canada, the U.S., Latin America, and in other foreign jurisdictions. Mr. Drover has served as the President and Chief Executive Officer and a director of Aurcana Corporation (TSX.V: AUN), a Canadian silver mining company, since July 2014. He also currently serves on the board of directors of Benz Mining Corp. (TSX.V: BZ), a Canadian junior mining company. From November 2013 to March 2015, Mr. Drover served as Chief Executive Officer and a director of Oracle Mining Corp. (TSX: OMN) (formerly, Gold Hawk Resources Inc.), a Canadian-based mining company that owns the Oracle Ridge copper mine in Arizona and previously owned the Coricancha Mine in central Peru until it sold the asset to Nyrstar in 2009. From June 2006 to June 2011, he served as Chief Operating Officer and then Chief Executive Officer of Oracle Mining Corp. Previously, Mr. Drover served as Chief Operating Officer of Glencairn Gold Corporation, where he was responsible for two gold mining operations in Latin America, and as Vice President of Operations at Kinross Gold Corporation (NYSE: KGC; TSX: K), where he was responsible for six operating mines worldwide.

Timothy Haddon, Chairman of the Board of Thompson Creek, stated, “I am pleased that Kevin Drover is joining the Thompson Creek Board of Directors. His extensive experience in managing mining operations across the globe will be beneficial to our Company.”

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a North American mining company. The Company’s principal operating property is its 100%-owned Mount Milligan mine, an open-pit copper and gold mine and concentrator in British Columbia. The Company’s molybdenum assets consist of its 100%-owned Thompson Creek Mine, an open-pit molybdenum mine and concentrator in Idaho, its 75% joint venture interest in the Endako Mine, an open-pit molybdenum mine, concentrator and roaster in British Columbia, and its Langeloth Metallurgical Facility in Pennsylvania. The Company’s development projects include the Berg property, a copper, molybdenum, and silver exploration property located in British Columbia and the Maze Lake property, a gold exploration project located in the Kivalliq District of Nunavut, Canada. The Company’s principal executive office is located in Denver, Colorado. More information is available at www.thompsoncreekmetals.com.

For more information, please contact:

Pamela Solly Director, Investor Relations and Corporate Responsibility Thompson Creek Metals Company Inc. Tel: (303) 762-3526 psolly@tcrk.com	Barbara Komorowski Renmark Financial Communications Inc. Tel: (514) 939-3989 bkomorowski@renmarkfinancial.com

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